Exhibit 99

Knight Transportation Reports Revenue and Net Income for the Fourth Quarter Ended December 31, 2010

Knight Transportation (NYSE: KNX), one of North America’s largest truckload transportation companies, reported revenue and earnings for the fourth quarter ended December 31, 2010.

For the quarter, total revenue increased 12.2% to $188.3 million from $167.8 million for the same quarter of 2009.  Revenue before fuel surcharge increased 9.8% to $158.0 million compared to $143.9 million in the fourth quarter of 2009.  For the quarter, GAAP net income increased to $14.2 million and $0.17 per diluted share.  The fourth quarter included a non-cash $2.5 million pre-tax ($2 million after tax) stock compensation charge related to an adjustment to the straight-line recognition of expense as prescribed in ASC 718 and the accelerated vesting of equity awards under the plan as a result of the passing of a senior executive.  Excluding the equity compensation adjustment, net income increased 23.6% to $16.2 million in the fourth quarter from $13.1 million for the same quarter of 2009 and net income per diluted share was $0.19, compared to $0.16 for the same quarter of 2009.

For the year, total revenue increased 12.1% to $730.7 million from $651.7 million for the same period of 2009.  Revenue before fuel surcharge increased 7.7% to $615.7 million from $571.5 million for 2009.  For the year, GAAP net income increased to $59.1 million and $0.70 per diluted share.  Excluding the equity compensation adjustment, net income increased 20.8% to $61.1 million for 2010 from $50.6 million for 2009 and net income per diluted share was $0.72 in 2010, compared to $0.60 in 2009.

The company previously announced a quarterly cash dividend of $0.06 per share and a special cash dividend of $0.75 to shareholders of record on December 3, 2010, which were paid on December 23, 2010.

Chairman and Chief Executive Officer, Kevin P. Knight, offered the following comments:

"We were pleased to return to double-digit revenue and earnings growth for 2010.  This performance would not be possible without the leadership depth and the dedication of our employees at Knight, and the value placed on our services by our customers.  We believe Knight is well-positioned to continue to succeed in a freight transportation market that is constantly evolving 30 years after deregulation.

“In the fourth quarter, our revenue growth was attributed to a 5.0% improvement in average revenue per total mile, adding 153 additional average tractors to the fleet compared to the fourth quarter last year, and 22.2% growth in our brokerage and rail intermodal revenues.  In addition to the increase in average revenue per total mile, we also increased our average length of haul 2.0%, year over year, and we improved our non-revenue miles percentage by 5.7%.

“Average revenue per tractor, excluding fuel surcharge, improved 4.0% when compared to the same quarter last year.  This increase in asset productivity was attributable to improved pricing and freight selection but offset by a 0.9% decrease in miles per tractor, year over year.  Freight volumes in the second half of 2010 have been modest and measurably below the demand experienced in the second quarter of 2010 and the demand levels experienced before the economic recession.  We expect the modest volume levels to continue into the first quarter of 2011.

 “On a consolidated basis, we produced an operating ratio (operating expenses, net of fuel surcharge, as a percentage of revenue before fuel surcharge) of 83.6% in the fourth quarter of this year compared to 85.4% in the same quarter last year, excluding the non-cash $2.5 million pre-tax equity compensation adjustment from the 2010 period. A significant percentage of our growth in 2010 came through less capital-intensive operations such as brokerage, intermodal, port services, and increasing our owner-operator fleet by approximately 117 tractors, all of which often generate lower margins but favorable returns on investment.

“Margins improved despite inflationary cost pressures from rising commodity prices, regulatory changes, and clean air initiatives.  Fuel expense per company truck increased as compared to the same quarter a year ago as the U.S. National Average Diesel Fuel price increased 15% to $3.16 from $2.75 for the same period of 2009.  Our fuel surcharge recovery applies only to loaded miles and typically does not offset empty miles, idle time, and out of route miles driven. In addition to the rising fuel prices, we have seen sharp increases in the cost of new equipment.  Additionally, driver wages began to rise in 2010 and we expect that trend to continue.

“We invested $4.4 million of net capital expenditures in the quarter as we continued to maintain a relatively new fleet in accordance with our trade cycle and added tractors to the fleet.  For the year, net capital expenditures were $91.5 million.  After returning $82.0 million to our shareholders in the form of the quarterly and special cash dividends in 2010, we ended the quarter with $52.4 million in cash and short term investments, zero debt, and $507.5 million of shareholders' equity.

“In the quarter, Knight Transportation continued its commitment to seek and implement business practices and technologies that provide both economic and environmental benefits.  At the center of that commitment, is the rollout of tractors operating the clean burning US EPA 2010 emissions level engines.   To date, over 85% of Knight’s company-owned tractor fleet operates with either the US EPA 07 or the US EPA 2010 engine.  While these engines are documented to provide substantial emissions reductions, the company also believes that this investment will contribute to its strategy of maintaining low operating costs.   In 2010, we have also invested in aerodynamic devices to improve trailer aerodynamics which lead to meaningful fuel efficiency improvements.

"During the past few years, we have undertaken an extensive examination of our customers' supply chains, their various transportation modes, the role of truckload freight, and the services we believe we can provide while generating meaningful returns for our shareholders.  We have created a service network with financial accountability, a modern equipment fleet, and the capability of serving truckload customers in every major metropolitan market in the United States.

"On this strong base, we overlaid new businesses to fill out our capability to deliver our customers flexible and customized truckload solutions.  Most recently in 2010, we advanced our objective to grow services with the addition of our rail intermodal business, Knight Intermodal.  Our service build-out began in 2004 with the creation of Knight Refrigerated.  Next, we expanded our offerings to include additional capacity through contracted third-party asset providers with Knight Brokerage in 2005.  In 2008, we initiated Knight Port Services, which provides environmentally-friendly coastal drayage services with 2007 and 2010 U.S. EPA compliant engines.  Together, we believe this combination of services allows us to serve the vast majority of our customers’ truckload freight transportation requirements.  By broadening the services, we have significantly increased the potential market share available to Knight as we provide our customers solutions to a wide range of supply chain objectives.

“In support of these efforts, we’ve continued to invest in valuable technology.  We have recently completed a multi-year development project of a proprietary brokerage software platform.  Also, we have developed and implemented a customized software program for our port services business.  We have invested in, and are currently implementing, what we consider to be the best available rail intermodal software platform.  In 2010, we implemented electronic on-board recorders (EOBR) in our fleet.  Initially EOBRs may negatively affect our productivity, however we expect to see improved productivity over time in addition to improved safety.  We expect to leverage the capabilities of load planning software to enhance productivity based on the real-time information available through EOBRs.

 “Entering 2011, we believe we have the service center network, the modern fleet, the comprehensive truckload services, the management team, the technology, and the capital resources to grow each of our businesses.  We expect the industry’s capacity to remain tight and to likely further tighten because of the introduction of the Compliance, Safety, Accountability (CSA) program and the driver hours of service rules.  In this environment, we feel well-positioned to grow organically and to capitalize on strategic opportunities.”

Mr. Knight then offered the following comments relating to the passing of Casey Comen, EVP of Sales:

“In the fourth quarter we said goodbye to our dear friend Casey Comen who passed away on December 6th and had been an Executive Vice President in our sales group since 2004.  He had previously worked at Swift Transportation as a VP of Sales and Marketing and has many friends throughout the industry.  He was exceptionally thoughtful and seemed to make friends everywhere he went.  He was a leader who devoted significant effort over recent years in the mentoring and developing of our sales group.  He leaves us with a legacy of accomplishment and a strong foundation for the future.  We are grateful for his service and contributions to our company and our industry.”

Knight Transportation, Inc. is a provider of multiple truckload transportation services using a nationwide network of service centers in the U.S. to serve customers throughout North America.  In addition to operating one of the country’s largest tractor fleets, Knight also partners with third-party equipment providers to provide a broad range of truckload solutions to its customers.  As “Your Hometown National Carrier,” Knight strives to offer customers and drivers personal service and attention through each service center, while offering integrated freight transportation service.

INCOME STATEMENT DATA:	Three Months Ended Dec 31,		Twelve Months Ended Dec 31,
	(Unaudited, in thousands, except per share amounts)

	2010	2009	2010	2009
REVENUE:
Revenue, before fuel surcharge	$157,982	$143,916	$615,654	$571,496
Fuel surcharge	30,329	23,874	115,055	80,225
TOTAL REVENUE	188,311	167,790	730,709	651,721

OPERATING EXPENSES:
Salaries, wages and benefits	52,904	48,471	206,536	198,815
Fuel expense - gross	45,603	38,965	174,398	140,385
Operations and maintenance	11,920	10,882	46,612	42,826
Insurance and claims	6,613	5,954	25,053	22,087
Operating taxes and licenses	3,783	2,690	13,998	13,450
Communications	1,411	1,254	5,465	5,407
Depreciation and amortization	18,077	17,920	70,962	71,444
Purchased transportation	23,128	17,683	82,031	61,802
Miscellaneous operating expenses	1,417	2,943	10,439	13,509
	164,856	146,762	635,494	569,725
Income From Operations	23,455	21,028	95,215	81,996
Interest income	129	454	1,554	1,534
Other income	271	-	843	365
Income Before Income Taxes	23,855	21,482	97,612	83,895
INCOME TAXES	9,643	8,338	38,633	33,332
Net Income	14,212	13,144	58,979	50,563
Net loss attributable to noncontrolling interest	29	-	93	-
NET INCOME ATTRIBUTABLE TO KNIGHT TRANSPORTATION	$14,241	$13,144	$59,072	$50,563
Net Income Per Share
- Basic	$0.17	$0.16	$0.71	$0.61
- Diluted	$0.17	$0.16	$0.70	$0.60
Weighted Average Shares Outstanding
- Basic	83,677	83,273	83,533	83,230
- Diluted	84,444	83,780	84,416	83,632

BALANCE SHEET DATA:
	12/31/10	12/31/09
ASSETS	(Unaudited, in thousands)
Cash and cash equivalents	$28,013	$30,812
Short term investments	24,379	66,942
Accounts receivable, net	78,479	73,327
Notes receivable, net	1,391	520
Related party notes and interest receivable	3,038	3,944
Prepaid expenses	8,514	7,323
Assets held for sale	4,132	12,258
Other current assets	4,717	3,571
Income tax receivable	6,914	-
Current deferred tax asset	5,671	5,755
Total Current Assets	165,248	204,452

Property and equipment, net	483,709	461,039
Notes receivable, long-term	4,246	2,906
Goodwill	10,313	10,333
Intangible assets, net	52	114
Other assets and restricted cash	13,419	7,629
Total Assets	$676,987	$686,473

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$7,571	$14,022
Accrued payroll and purchased transportation	6,547	6,170
Accrued liabilities	11,075	11,199
Claims accrual - current portion	13,843	14,298
Dividend Payable	1,433	70
Total Current Liabilities	40,469	45,759

Claims accrual - long-term portion	10,168	12,421
Deferred income taxes	118,886	108,135
Total Long-term Liabilities	129,054	120,556

Total Liabilities	169,523	166,315

Commitments and Contingencies

Common stock	837	833
Additional paid-in capital	126,975	115,348
Accumulated other comprehensive income	7	-
Retained earnings	379,714	403,977
Total Knight Transportation Shareholders' Equity	507,533	520,158
Noncontrolling interest	(69)	-
Total Shareholders' Equity	507,464	520,158
Total Liabilities and Shareholders' Equity	$676,987	$686,473

	Three Months Ended Dec 31,			Twelve Months Ended Dec 31,

	2010	2009		2010	2009
	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)

OPERATING STATISTICS			%			%
			Change			Change
Average Revenue Per Tractor*	$37,443	$35,990	4.0%	$150,992	$143,560	5.2%

Non-paid Empty Mile Percent	10.8%	11.5%	-5.7%	10.7%	11.9%	-9.8%

Average Length of Haul	467	458	2.0%	478	470	1.7%

Operating Ratio**	85.2%	85.4%		84.5%	85.7%

Average Tractors - Total	3,904	3,751		3,817	3,744

Tractors - End of Quarter:
Company	3,420	3,407		3,420	3,407
Owner - Operator	446	329		446	329
	3,866	3,736		3,866	3,736

Trailers - End of Quarter	9,008	8,595		9,008	8,595

Net Capital Expenditures (in thousands)	$4,392	(42)		$91,511	$55,704

Adjusted Cash Flow From Operations Excluding Change in Short-term Investments (in thousands) ***	$44,649	$30,873		$126,228	$121,964

*  Includes dry van and refrigerated revenue excluding fuel surcharge, brokerage revenue, and other revenue.

**  Operating ratio as reported in this press release is based upon total operating expenses, net of fuel surcharge, as a percentage of revenue, before fuel surcharge. Revenue from fuel surcharge is available on the accompanying statements of income.  We measure our revenue, before fuel surcharge, and our operating expenses, net of fuel surcharge, because we believe that eliminating this sometimes volatile source of revenue affords a more consistent basis for comparing our results of operations from period to period.

***  Adjusted cash flow from operations of $44,649,000 for the quarter ended December 31, 2010 does not include $46,011,000 decrease in short-term trading investments, and adjusted cash flow from operations of $30,873,000 for the comparative quarter ended December 31, 2009 does not include $2,420,000 decrease in short-term trading investments. These are the reconciling items needed to tie back to cashflow from operations.

***  Adjusted cash flow from operations of $126,228,000 for the twelve month period ended December 31, 2010 does not include $42,563,000 decrease in short-term trading investments, and adjusted cash flow from operations of $121,964,000 for the comparative twelve month period ended December 31, 2009 does not include $35,065,000 increase in short-term trading investments. These are the reconciling items needed to tie back to cashflow from operations.

In the press release, we provided both GAAP net income and net income excluding a non-cash equity compensation charge.  The exclusion of the charge is not in accordance with generally accepted accounting principles in the United States ("GAAP").  This non-GAAP financial measure is intended to supplement, but not substitute for, the most directly comparable GAAP measure.  We believe that the non-GAAP financial measure provides meaningful information to assist investors and analysts in understanding our financial results because it excludes an item that may not be indicative or is unrelated to our core operating results.  However, because non-GAAP financial measures are not standardized, investors are strongly encouraged to review our financial statements and publicly filed reports in their entirety and not rely on any single financial measure.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements generally may be identified by their use of terms or phrases such as "expects," "estimates," "anticipates," "projects," "believes," "plans," "intends," "may," "will," "should," "could," "potential," "continue," "future," and terms or phrases of similar substance.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Accordingly, actual results may differ from those set forth in the forward-looking statements.  Readers should review and consider the factors that may affect future results and other disclosures by the Company in its press releases, stockholder reports, Annual Report on Form 10-K, and other filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

Contact:      Dave Jackson, CFO, at (602) 269-2000

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